Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Second Quarter 2021 Results

LEAWOOD, KANSAS - (August 9, 2021) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the second quarter ended June 30, 2021.

Second Quarter Summary

As of June 30, 2021, AMC operated 593 domestic theatres representing 100% of its domestic theatres and

335 international theatres representing approximately 95% of its international theatres. The majority of international theatre operations were suspended for the first two months of the second quarter and did not reopen until early June.

Adam Aron, Chairman and CEO of AMC commented, “The second quarter of 2021 was transformational for AMC. We raised yet another $1.25 billion of new equity capital (before commissions and fees) in the quarter, boosting our quarter ending liquidity to more than $2 billion (including cash and undrawn revolving lines of credit) which is about double the previous highest ever such mark in AMC’s 101-year history. We believe this gives AMC financial staying power to navigate boldly amidst coronavirus waters. And by June 30, substantially all of our theatres were open again to entertain and delight our guests. Thanks to increased vaccination counts in the countries we serve, we started to see rising movie going demand, and we safely welcomed more than 22 million guests back to our theatres across the globe during the course of the second quarter. New blockbuster films released during the quarter drove successive new pandemic-era box office records. And fortunately for us, as guests returned to our theatres, they splurged on our food & beverage offerings, which admittedly is quite a high-margin business. At the same time, we diligently managed our costs in every aspect of our operations. These actions produced financial results in the quarter that were considerably well ahead of our own and third-party expectations.”

Aron added, “AMC’s journey through this pandemic is not finished, and we are not yet out of the woods. However, while there are no guarantees as to what the future will bring in a still infection-impacted world, one can look ahead and envision a happy Hollywood ending to this story. We would like to think that someday when a movie is filmed about AMC and COVID, its title will be one compelling word, ‘Recovery.’ But, only time will tell.”

Aron concluded, “It is also worth noting that our sheer will to drive through this COVID-19 crisis clearly resonated amongst those who also were committed to our survival, because seeing movies in theatres has been a central part of the cultural fabric of society the world over for decades and decades and decades. There are many who shared our passion that moviegoing at our theatres should continue for future generations. Accordingly, we are ever so grateful to the friends and allies that AMC has gathered along the way. They can take comfort in knowing that as we rebuild our company, our deeper cash reserves allow us to stay the course, to innovate again and to capitalize on opportunities around us. In short, as the largest movie theatre operator in the world, AMC is playing on offense again.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020	Change
GAAP Results*
Revenue	$444.7	$18.9	**	%	$593.0	$960.4	(38.3)%
Net loss	$(344.0)	$(561.2)	$217.2		$(911.2)	$(2,737.5)	$1,826.3
Net cash used in operating activities	$(233.8)	$(231.9)	$(1.9)		$(546.7)	$(415.9)	$(130.8)
Net loss for basic and diluted loss per share	$(0.71)	$(5.38)	$4.67		$(2.07)	$(26.25)	$24.18
Non-GAAP Results**
Total revenues (2021 constant currency adjusted)	$437.6	$18.9	**	%	$585.0	$960.4	(39.1)%
Adjusted EBITDA	$(150.8)	$(340.3)	55.7%		$(445.5)	$(337.2)	(32.1)%
Adjusted EBITDA (2021 constant currency adjusted)	$(147.1)	$(340.3)	56.8%		$(433.9)	$(337.2)	(28.7)%
Free cash flow	$(251.7)	$(266.9)	$15.2		$(576.5)	$(542.6)	$(33.9)
Adjusted diluted loss per share	$(0.71)	$(5.44)	$4.73		$(2.07)	$(7.66)	$5.59
Operating Metrics
Attendance (in thousands)	22,068	100	**	%	28,865	60,595	(52.4)%
U.S. markets attendance (in thousands)	17,801	—	**	%	24,040	39,669	(39.4)%
International markets attendance (in thousands)	4,267	100	**	%	4,825	20,926	(76.9)%
Average screens	8,890	60	**	%	7,812	4,467	74.9%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

** Percentage change in excess of 100%.

Balance Sheet, Cash and Liquidity

Cash at June 30, 2021 was $1,811.2 million excluding restricted cash of $28.4 million. AMC currently has liquidity availability of more than $2.0 billion (including cash and undrawn revolving lines of credit). During the second quarter of 2021 the Company implemented the following actions:

1.	In April 2021, launched an At-the-Market (ATM) equity program to sell up to 43 million shares of Class A common stock and raised approximately $427.5 million before commissions and fees.
2.	In May 2021, received the remaining cash consideration of approximately $31.9 million on the completion of the sale of our remaining equity interest in our theatres in Lithuania.
3.	In June 2021, raised $230.5 million of cash from the sale of 8.5 million shares of Class A common stock to Mudrick Capital Management, L.P.
4.	In June 2021, launched an ATM equity program to sell 11.55 million shares of Class A common stock and raised approximately $587.4 million before commissions and fees. This brings the total ATM equity raised in the second quarter of 2021 to approximately $1.246 billion, before commissions and fees.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Monday, August 9, 2021. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 950 theatres and 10,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2020 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2021 and June 30, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Admissions	$233.0	$0.9	$302.5	$568.9
Food and beverage	161.5	0.4	211.6	288.5
Other theatre	50.2	17.6	78.9	103.0
Total revenues	444.7	18.9	593.0	960.4

Operating costs and expenses
Film exhibition costs	98.9	0.2	120.9	271.9
Food and beverage costs	26.3	4.5	36.0	57.9
Operating expense, excluding depreciation and amortization below	246.2	114.8	425.9	471.7
Rent	205.5	224.1	397.6	461.9
General and administrative:
Merger, acquisition and other costs	4.3	1.8	11.0	2.0
Other, excluding depreciation and amortization below	54.4	25.4	106.2	58.6
Depreciation and amortization	105.7	119.7	219.8	242.2
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	—	—	—	1,851.9
Operating costs and expenses	741.3	490.5	1,317.4	3,418.1

Operating loss	(296.6)	(471.6)	(724.4)	(2,457.7)
Other expense (income):
Other expense (income)	(42.7)	(6.6)	(60.1)	20.3
Interest expense:
Corporate borrowings	88.1	79.6	239.6	150.9
Finance lease obligations	1.4	1.5	2.8	3.1
Non-cash NCM exhibitor services agreement	9.4	10.1	19.3	20.0
Equity in loss of non-consolidated entities	2.7	12.4	5.5	15.3
Investment expense (income)	(6.3)	(1.3)	(8.3)	8.1
Total other expense, net	52.6	95.7	198.8	217.7

Net loss before income taxes	(349.2)	(567.3)	(923.2)	(2,675.4)
Income tax provision (benefit)	(5.2)	(6.1)	(12.0)	62.1
Net loss	(344.0)	(561.2)	(911.2)	(2,737.5)
Less: Net loss attributable to noncontrolling interests	(0.4)	—	(0.7)	—
Net loss attributable to AMC Entertainment Holdings, Inc.	$(343.6)	$(561.2)	$(910.5)	$(2,737.5)

Diluted loss per share	$(0.71)	$(5.38)	$(2.07)	$(26.25)

Average shares outstanding diluted (in thousands)	480,731	104,319	440,644	104,282

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30, 2021	December 31, 2020
Cash and cash equivalents	$1,811.2	$308.3
Corporate borrowings	5,500.4	5,715.8
Other long-term liabilities	188.6	241.3
Finance lease liabilities	79.4	96.0
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,404.7)	(2,885.1)
Total assets	11,329.1	10,276.4

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated	2021	2020	2021	2020
Net cash used in operating activities	$(233.8)	$(231.9)	$(546.7)	$(415.9)
Net cash used in investing activities	$13.5	$(44.1)	$(2.5)	$(131.5)
Net cash provided by financing activities	$1,212.2	$473.5	$2,066.9	$785.9
Free cash flow	$(251.7)	$(266.9)	$(576.5)	$(542.6)
Capital expenditures	$(17.9)	$(35.0)	$(29.8)	$(126.7)
Screen additions	19	—	51	13
Screen acquisitions	62	—	62	—
Screen dispositions	39	140	102	214
Construction openings (closures), net	(8)	—	(2)	(7)
Average screens	8,890	60	7,812	4,467
Number of screens operated	10,452	—	10,452	—
Number of theatres operated	928	—	928	—
Number of circuit screens	10,552	10,833	10,552	10,833
Number of circuit theatres	947	978	947	978
Circuit Screens per theatre	11.1	11.1	11.1	11.1
Attendance (in thousands)	22,068	100	28,865	60,595

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	17,801	—	24,040	39,669
International markets	4,267	100	4,825	20,926
Consolidated	22,068	100	28,865	60,595

Average ticket price (in dollars):
U.S. markets	$10.90	$—	$10.77	$9.81
International markets	$9.12	$9.00	$9.02	$8.59
Consolidated	$10.56	$9.00	$10.48	$9.39

Food and beverage revenues per patron (in dollars):
U.S. markets	$7.91	$—	$7.84	$5.46
International markets	$4.85	$4.00	$4.81	$3.44
Consolidated	$7.32	$4.00	$7.33	$4.76

Average Screen Count (month end average):
U.S. markets	7,594	—	6,995	3,333
International markets	1,296	60	817	1,134
Consolidated	8,890	60	7,812	4,467

Segment Information:

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
U.S. markets	$374.8	$15.7	$512.0	$677.0
International markets	69.9	3.2	81.0	283.4
Consolidated	$444.7	$18.9	$593.0	$960.4

Adjusted EBITDA
U.S. markets	$(118.0)	$(241.6)	$(318.4)	$(245.4)
International markets	(32.8)	(98.7)	(127.1)	(91.8)
Consolidated	$(150.8)	$(340.3)	$(445.5)	$(337.2)

Capital Expenditures
U.S. markets	$13.8	$24.9	$20.4	$81.8
International markets	4.1	10.1	9.4	44.9
Consolidated	$17.9	$35.0	$29.8	$126.7

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(344.0)	$(561.2)	$(911.2)	$(2,737.5)
Plus:
Income tax provision (benefit)	(5.2)	(6.1)	(12.0)	62.1
Interest expense	98.9	91.2	261.7	174.0
Depreciation and amortization	105.7	119.7	219.8	242.2
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill (2)	—	—	—	1,851.9
Certain operating expense (income) (3)	(4.0)	(1.5)	(1.7)	0.6
Equity in loss of non-consolidated entities	2.7	12.4	5.5	15.3
Cash distributions from non-consolidated entities (4)	—	6.1	0.3	13.7
Attributable EBITDA (5)	0.7	0.6	(0.1)	0.5
Investment expense (income)	(6.3)	(1.3)	(8.3)	8.1
Other expense (income) (6)	(0.3)	(1.9)	(5.1)	25.0
Other non-cash rent benefit (7)	(11.7)	(3.8)	(19.2)	(1.5)
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	4.3	1.8	11.0	2.0
Stock-based compensation expense (9)	8.4	3.7	13.8	6.4
Adjusted EBITDA (1)	$(150.8)	$(340.3)	$(445.5)	$(337.2)

Rent	$205.5	$224.1	$397.6	$461.9

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the six months ended June 30, 2020, we recorded non-cash impairment charges of $1,124.9 million and $619.4 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. We recorded non-cash impairment charges during the six months ended June 30, 2020 related to our long-lived assets of $81.4 million on 57 theatres in the U.S. markets with 658 screens, which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $9.9 million on 23 theatres in the International markets with 213 screens, which were related to property, net and operating lease right-of-use assets, net. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $5.9 million and $2.4 million related to the Odeon and Nordic trade names, respectively, during the six months ended June 30, 2020. We also recorded non-cash impairment charges of $8.0 million related to our definite-lived intangible assets.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Equity in loss of non-consolidated entities	$2.7	$12.4	$5.5	$15.3
Less:
Equity in loss of non-consolidated entities excluding International theatre joint ventures	0.3	12.2	1.5	14.3
Equity in loss of International theatre joint ventures	(2.4)	(0.2)	(4.0)	(1.0)
Income tax provision (benefit)	0.1	—	(0.1)	(0.1)
Investment income	—	—	—	(0.2)
Interest expense	0.2	—	0.2	—
Depreciation and amortization	2.7	0.7	3.6	1.5
Other expense	0.1	0.1	0.2	0.3
Attributable EBITDA	$0.7	$0.6	$(0.1)	$0.5
6)	Other expense (income) during the three months ended June 30, 2021, included income related to contingent lease guarantees of $(3.7) million, partially offset by foreign currency transaction losses of $3.4 million. Other expense (income) during the three months ended June 30, 2020, included a gain of $(6.4) million for the fair value adjustment of the derivative asset related to the contingent call option related to the Class B common stock purchase and cancellation agreement and the foreign currency transaction gains of $(2.1) million, partially offset by credit losses related to contingent lease guarantees of $3.9 million and financing fees of $2.8 million related to debt modification.

During the six months ended June 30, 2021, other expense (income) primarily consisted of income related to contingent lease guarantees of $(5.7) million and foreign currency transaction gains of $(0.4) million, partially offset by financing fees of $1.0 million primarily related to deferred financing cost write-off for the Odeon revolving credit facility. During the six months ended June 30, 2020, other expense (income) primarily related to a loss of $13.7 million for the fair value adjustment of the derivative asset related to the contingent call option related to the Class B common stock purchase and cancellation agreement, credit losses related to contingent lease guarantees of $9.2 million, and financing fees of $2.8 million related to debt modification, partially offset by a gain of $(0.5) million for the fair value adjustment of the derivative liability related to the Convertible Notes due 2026 and foreign currency transaction losses of approximately $(0.1) million.

7)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net cash used in operating activities	$(233.8)	$(231.9)	$(546.7)	$(415.9)
Less: total capital expenditures	(17.9)	(35.0)	(29.8)	(126.7)
Free cash flow (1)	$(251.7)	$(266.9)	$(576.5)	$(542.6)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (3)	$4.7	$16.7	$7.3	$66.0
Maintenance capital expenditures (2)	13.7	5.4	19.8	25.5
Change in construction payables (4)	(0.5)	12.9	2.7	35.2
Total capital expenditures	$17.9	$35.0	$29.8	$126.7

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The term Free Cash Flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of free cash flow.

2)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

3)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 9):

Three and Six Months Ended June 30, 2021

(dollars in millions) (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021			June 30, 2021
	Constant Currency (9)			Constant Currency (9)
	US	International	Total	US	International	Total
Revenues
Admissions	$194.1	$35.0	$229.1	$259.0	$39.2	$298.2
Food and beverage	140.8	18.6	159.4	188.4	20.9	209.3
Other theatre	39.9	9.2	49.1	64.6	12.9	77.5
Total revenues	374.8	62.8	437.6	512.0	73.0	585.0

Operating costs and expenses
Film exhibition costs	84.2	13.2	97.4	104.4	14.8	119.2
Food and beverage costs	20.3	5.3	25.6	28.8	6.4	35.2
Operating expense	187.1	53.0	240.1	329.1	87.3	416.4
Rent	155.0	45.3	200.3	291.5	96.3	387.8
General and administrative:
Merger, acquisition and other costs	3.5	0.7	4.2	7.2	3.7	10.9
Other	40.0	12.8	52.8	76.0	27.1	103.1
Depreciation and amortization	78.8	24.1	102.9	165.2	49.5	214.7
Operating costs and expenses	568.9	154.4	723.3	1,002.2	285.1	1,287.3

Operating loss	(194.1)	(91.6)	(285.7)	(490.2)	(212.1)	(702.3)
Other income	0.1	(38.2)	(38.1)	(3.4)	(50.3)	(53.7)
Interest expense	79.3	17.4	96.7	232.4	26.2	258.6
Equity in loss of non-consolidated entities	0.3	2.2	2.5	1.2	3.9	5.1
Investment income	(0.8)	(4.2)	(5.0)	(2.8)	(4.2)	(7.0)
Total other expense, net	78.9	(22.8)	56.1	227.4	(24.4)	203.0
Loss before income taxes	(273.0)	(68.8)	(341.8)	(717.6)	(187.7)	(905.3)
Income tax benefit	(3.4)	(1.8)	(5.2)	(7.9)	(3.8)	(11.7)
Net loss	(269.6)	(67.0)	(336.6)	(709.7)	(183.9)	(893.6)

Attendance	17,801	4,267	22,068	24,040	4,825	28,865
Average Screens	7,594	1,296	8,890	6,995	817	7,812
Average Ticket Price	$10.90	$8.20	$10.38	$10.77	$8.12	$10.33

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 9):

Three and Six Months Ended June 30, 2021

(dollars in millions) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
	Constant Currency (9)	Constant Currency (9)
Net loss	$(336.6)	$(893.6)
Plus:
Income tax benefit	(5.2)	(11.7)
Interest expense	96.7	258.6
Depreciation and amortization	102.9	214.7
Certain operating income (2)	(4.1)	(1.8)
Equity in loss of non-consolidated entities	2.5	5.1
Cash distributions from non-consolidated entities (3)	0.3	0.6
Attributable EBITDA (4)	0.6	(0.1)
Investment income	(5.0)	(7.0)
Other income (5)	(0.2)	(4.3)
Other non-cash rent benefit (6)	(11.5)	(18.9)
General and administrative expense—unallocated:
Merger, acquisition and other costs (7)	4.2	10.9
Stock-based compensation expense (8)	8.3	13.6
Adjusted EBITDA (1)	$(147.1)	$(433.9)

Adjusted EBITDA (in millions) (1)
U.S. markets	$(118.0)	$(318.4)
International markets	(29.1)	(115.5)
Total Adjusted EBITDA (1)	$(147.1)	$(433.9)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2021	2021
	Constant Currency	Constant Currency
Equity in loss of non-consolidated entities	$2.5	$5.1
Less:
Equity in loss of non-consolidated entities excluding international theatre joint ventures	0.3	1.5
Equity in loss of International theatre joint ventures	(2.2)	(3.6)
Income tax provision (benefit)	0.1	(0.1)
Interest expense	0.2	0.2
Depreciation and amortization	2.3	3.2
Other expense	0.2	0.2
Attributable EBITDA	$0.6	$(0.1)

5)	During the six months ended June 30, 2021, other expense (income) primarily consisted of income related to contingent lease guarantees of $(5.7) million and foreign currency transaction gains of $(0.4) million, partially offset by financing fees of $1.0 million primarily related to deferred financing cost write-off for the Odeon revolving credit facility.

During the six months ended June 30, 2020, other expense (income) primarily related to a loss of $13.7 million for the fair value adjustment of the derivative asset related to the contingent call option related to the Class B common stock purchase and cancellation agreement, credit losses related to contingent lease guarantees of $9.2 million, and financing fees of $2.8 million related to debt modification, partially offset by a gain of $(0.5) million for the fair value adjustment of the derivative liability related to the Convertible Notes due 2026 and foreign currency transaction losses of approximately $(0.1) million.

6)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

7)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

8)	Non-cash expense included in General and Administrative: Other.

9)	The International segment information for the three and six months ended June 30, 2021 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2020. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per Common share:

Three and Six Months Ended June 30, 2021 and June 30, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Numerator:
Net loss attributable to AMC Entertainment Holdings, Inc.	$(343.6)	$(561.2)	$(910.5)	$(2,737.5)
Calculation of adjusted net loss for basic and diluted loss per share:
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	—	—	—	1,851.9
Marked-to-market loss on derivative asset	—	(6.4)	—	13.7
Marked-to-market gain on derivative liability	—	—	—	(0.5)
Tax expense for Spain and Germany valuation allowance	—	—	—	73.2
Adjusted net loss for basic and diluted loss per share	$(343.6)	$(567.6)	$(910.5)	$(799.2)

Denominator (shares in thousands):
Weighted average shares for basic and diluted loss per common share	480,731	104,319	440,644	104,282

Adjusted basic loss per common share	$(0.71)	$(5.44)	$(2.07)	$(7.66)
Adjusted diluted loss per common share	$(0.71)	$(5.44)	$(2.07)	$(7.66)

We present adjusted net loss for basic and diluted loss per share and adjusted basic and diluted net loss per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net loss per (basic and diluted) common share is adjusted net loss (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), special performance stock units (“SPSUs”), and the conversion of our Convertible Notes due 2026 if dilutive. Adjusted net loss for diluted earnings per share removes the interest expense on the Convertible Notes due 2026 if dilutive. The impact of RSUs, PSUs, SPSUs, conversion of Convertible Notes due 2026 and the interest expense on the Convertible Notes due 2026 was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted net loss per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss and adjusted net loss per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and loss per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss and adjusted net loss per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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